Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Auditor” and to the incorporation by reference in the Registration Statement on Form F-10 and related base shelf prospectus of Oncolytics Biotech Inc. (“Oncolytics”), relating to the registration of Common Shares, Subscription Receipts, Warrants, Debt Securities and Units, up to an aggregate initial offering price of US$149,238,881 filed with the United States Securities and Exchange Commission on June 16, 2008 of our reports dated April 18, 2008 with respect to the financial statements of Oncolytics and the effectiveness of internal control over financial reporting of Oncolytics included in the Corporation’s Annual Report to Shareholders (Form 20-F) for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission.

Calgary, Alberta June 16, 2008	Chartered Accountants